Exhibit 23.2     Consent of KPMG







The Board of Directors
LaSalle Partners Incorporated:


We consent to the incorporation by reference in the registration statement (No. 333-42193) on Form S-8 of LaSalle Partners Incorporated of our report dated September 18, 1998 with respect to the statements of revenues and direct expenses relating to the office and industrial business of Lend Lease Property Management (Australia) Pty Limited for the six month period ended June 30, 1997 and for the years ended December 31, 1996 and 1995, which report appears in the Current Report on Form 8-K of LaSalle Partners Incorporated dated October 13, 1998.










                                 /s/  KPMG



Sydney New South Wales, Australia
October 13, 1998